Exhibit 10.1
TAX CREDIT PURCHASE AGREEMENT
BY AND BETWEEN
GREEN PLAINS INC.,
FREEPOINT COMMODITIES C LLC
This Tax Credit Purchase Agreement (this “Agreement”) is made and entered into as of the 16th day of September, 2025 (the “Execution Date”), by and between Green Plains Inc., an Iowa corporation (“Seller”) and Freepoint Commodities C LLC, a Delaware limited liability company (“Buyer” and together with Seller collectively, the “Parties” and each, a “Party”).
WITNESSETH:

    WHEREAS, Seller owns and operates, (i) through its wholly owned subsidiary Green Plains York LLC, a Delaware limited liability company, an ethanol production facility located in York, Nebraska; (ii) through its wholly owned subsidiary Green Plains Central City LLC, a Delaware limited liability company, an ethanol production facility located in Central City, Nebraska; and (iii) through its wholly owned subsidiary Green Plains Wood River LLC, a Delaware limited liability company, an ethanol production facility located in Wood River, Nebraska (each such entity, a “Company” and collectively, the “Companies”) (each such ethanol production facility, a “Project” and collectively, the “Projects”);
WHEREAS, the Projects qualify for the production tax credit (the “Tax Credits”) available under Section 45Z of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, Seller is the sole owner of the Companies, the Companies are disregarded as separate from Seller for U.S. federal income tax purposes, and Seller will be entitled to receive the Tax Credits in connection with the Projects;
WHEREAS, Section 6418 of the Code specifically authorizes the transfer of Tax Credits to a person who is unrelated, within the meaning of Sections 267(b) or 707(b)(1) of the Code, to Seller;
WHEREAS, the Tax Credits are generated on the basis of gallons of transportation fuel produced by the Projects and sold by Seller in a Qualified Sale as defined in Section 45Z(a)(4) (the “Applicable Gallons”) in calendar year 2025 and the emissions factor value as determined under Section 45Z(b) of such Applicable Gallons;
WHEREAS, Buyer desires to acquire certain Tax Credits generated by the Project, and Seller desires to transfer such Tax Credits to Buyer, in each case on the terms and conditions set forth herein; and
WHEREAS, the Parties, by entering into this Agreement, wish to define the terms pursuant to which Seller will sell, transfer and assign to Buyer, and Buyer will purchase from Seller, the Tax Credits.

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.    Defined Terms. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms have the respective meanings set forth below:

“45Z Change in Law” means a (1) repeal or amendment to Section 45Z of the Code, (2) change in, issuance of or promulgation of any proposed, temporary or final Treasury Regulations, (3) guidance from the Internal Revenue Service (“IRS”) published in the Internal Revenue Bulletin and/or Cumulative Bulletin or (4) change to the Existing 45Z Guidance or Applicable Guidance (defined below), in each case with respect to clauses (1) through (4) that relates to or affects Section 45Z of the Code.
“Bankruptcy” means: (A) that such entity (1) files in any court pursuant to any statute of the U.S., including but not limited to 11 U.S.C. § 101 et seq., or of any state, a voluntary petition in bankruptcy or insolvency, (2) files a petition or other pleading seeking for such entity a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any applicable law or the appointment of a receiver or a trustee of all or a material portion of such entity’s assets, (3) makes a general assignment for the benefit of creditors, (4) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding, (5) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such entity in a proceeding of the type described in subclauses (1) through (4) of this clause (A), (6) admits in writing its inability to pay its debts as they fall due, or (7) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of any material portion of its assets; or (B) an involuntary petition in bankruptcy or insolvency, or a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law has been commenced against or has been threatened in writing against such entity, or (C) that such entity’s governing body has taken any action to authorize any Bankruptcy.
“Christianson” means Christianson PLLP.
“Emissions Rate” has the meaning given to such term in Code Section 45Z(b)(1)(B).
“End Date” means the last day of a Production Period, as specified in the relevant Notice (as defined below).
“Existing 45Z Guidance” means IRS Notice 2024-49, IRS Notice 2025-10 and IRS Notice 2025-11.
“Insurer” means Euclid Transactional LLC.
“PWA Requirements” means the prevailing wage and apprenticeship requirements under Sections 45Z(f)(6) and 45Z(f)(7) and the regulations promulgated thereunder.
“Tax Insurance” means that certain Binder Agreement (Master Policy # ET111-008-782), dated May 28, 2025, by and among Buyer and Insurer.
2.    Seller’s Obligation to Deliver Tax Credits to Buyer; and Buyer’s Obligation to Buy. Subject to the terms and conditions set forth in this Agreement, Buyer shall buy, and Seller shall sell, Tax Credits generated on Applicable Gallons produced from January 1, 2025 through December 31, 2025, inclusive (the “Production Year”). On each Payment Date (as defined below), Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase and accept all right, title, and interest in and to the applicable Seller’s Tax Credits, free and clear of all liens, and claims, with the actual amount of the applicable Seller’s Tax Credits to be transferred set forth in the applicable Notice described in Section 4 of this Agreement (such conveyed Seller’s Tax Credits, the “Transferred Tax Credits”).
3.    Term.

(a)    The term of this Agreement shall commence upon the Execution Date, and shall terminate on the earlier of (i) the final Payment Date (defined below) as set forth in Section 4, and (ii) the date on which this Agreement is terminated pursuant to Section 16 (the “Term”). Subject to the satisfaction of the applicable conditions precedent in Section 9, Buyer agrees to purchase Seller’s Tax Credits that Seller has generated during the Production Year in accordance with the terms hereof as set forth in a Notice provided pursuant to Section 4 hereof. Notwithstanding the foregoing, each Party has the right to request an amendment to this Agreement to extend the Term and scope of this Agreement, on mutually satisfactory terms, with respect to Seller’s aggregate production with respect to each annual period from January 1, 2026 through December 31, 2029.
(b)    In the event of the termination of this Agreement in accordance with Section 3(a), this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except (i) as set forth in Section 16 and (ii) that the obligations set forth in Sections 13, 14 and 17 through 27 hereof shall survive termination with respect to any Transferred Tax Credits transferred prior to the termination of the Agreement.
4.    Payment Dates. With respect to the purchase of Seller’s Tax Credits generated by the Project during the Term, and subject to the satisfaction of the conditions set forth in Section 9, Seller shall provide to Buyer written notice in the form of Exhibit A (“Notice,” and each such date on which Seller delivers a Notice, a “Notice Date”) in respect of any applicable Production Period (as defined below) certifying that each of the conditions set forth in Section 9 are satisfied. Seller may deliver Notices at its election, provided that every Notice shall be delivered on the seventh Business Day of the relevant calendar month (or, if such day is not a business day, the next succeeding business day) and (b) at least one Notice shall be provided by Seller on or before December 15, 2025 (or, if such day is not a business day, the next succeeding business day). Notwithstanding anything to the contrary herein, Seller shall deliver a Notice (i) on or before February 15, 2026 with respect to the entire Production Year based on a draft report delivered by Christianson, and (ii) on or before April 15, 2026 for the purpose of a final Production Report True-Up (defined below) based on the final report delivered by Christianson. With respect to Notices for which all other conditions set forth in Section 9 have been satisfied on or prior to the date of the Notice and, to the extent applicable, at all times thereafter, no later than ten days after receipt of a Notice (or, if such day is not a business day, the next succeeding business day), the Purchase Price (as defined below) shall be paid by Buyer (each such date on which the Seller’s Tax Credits are purchased and payment is made, a “Payment Date”). Each Notice shall be made with respect to the Tax Credits generated on or before the End Date of such Notice and after the End Date of the preceding Notice, or if there are no preceding Notices, on and after January 1, 2025 (the “Production Period”).
5.    Reserved.
6.    Purchase Price.
(a)    On each Payment Date, Buyer shall purchase Seller’s Tax Credits for the Production Period in which such Seller’s Tax Credits are generated, at the price for the relevant Notice Date set forth on Schedule II (the “Price Per Credit”). The Parties acknowledge that the dollar value of such Seller’s Tax Credits are to be determined on the basis of the current Code and Existing 45Z Guidance, for all Applicable Gallons produced by the Project prior to the effective date of any amendments to or repeal of the Code or Existing 45Z Guidance.

(b)    With respect to each Payment Date, the “Purchase Price” shall equal (i) the Price Per Credit multiplied by (ii) the amount of Seller’s Tax Credits for the Production Period set forth in the applicable Notice, adjusted in accordance with Section 6(c). Subject to the terms and conditions set forth in this Agreement, Buyer agrees to pay the relevant Purchase Price to Seller on each applicable Payment Date as determined in Section 4, such funds to be delivered by wire transfer in accordance with Exhibit A.
(c)    The Purchase Price for any Production Period shall be adjusted to take into account any Production Report True-Up (as defined below) outstanding on the Payment Date for such Production Period. The amount paid by Buyer on any Payment Date shall be increased or decreased, as applicable, by the amount of such Production Report True-Up. If such Production Report True-Up is determined after the final Payment Date, Buyer shall pay to Seller, or Seller shall pay to Buyer, as applicable, the amount of such adjustment. The Parties agree to treat, for U.S. federal income tax and applicable and state and local tax purposes, the amount of any Production Report True-Up as an adjustment to the Purchase Price for the Production Period(s) to which it relates.
7.    Maximum Commitment; Minimum Delivery Requirements.
(a)    The total commitment of Buyer in respect of the aggregate Purchase Price paid in respect of the Transferred Tax Credits for the Production Year shall not exceed the amount set forth on Schedule I for such year (the “Maximum Commitment”).
(b)    If Seller generates Tax Credits in excess of the Maximum Commitment (such Tax Credits “Excess Credits”), then Seller shall notify Buyer of such Excess Credits on or before January 15, 2026, and, prior to February 15, 2026 (the “Restricted Period”), neither Seller nor any of Seller’s affiliates may enter into any agreement to sell Excess Credits to any party other than Buyer, without Buyer’s written consent. After the Restricted Period, if Seller or any affiliate of Seller wishes to enter into an agreement with a third party to sell the Excess Credits, Seller shall first offer the same material price and terms of such agreement to Buyer by written notice (“Offer Notice”), and the Parties will have 30 days to negotiate and execute a definitive agreement, after which time Seller shall have the right to enter into an agreement with a third party on terms and conditions in the aggregate not more favorable than the terms and conditions contained in the Offer Notice.  This Section 7(b) shall be specifically enforceable by Buyer without bond and without the need to prove irreparable harm.
8.    Conditions Precedent to Execution. Each Party agrees that the occurrence of the Execution Date and the effectiveness of this Agreement is conditioned upon the following conditions (any or all of which may be waived in whole or in part by the relevant Party in its sole discretion); provided that the execution of this Agreement by each Party, and the delivery of such executed copy to each other Party, shall evidence the satisfaction or waiver (by each Party) of each such condition:
(a)    All the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Execution Date, except to the extent representations and warranties are made as of a specific date, in which case they will have been true and correct in all material respects on such date;
(b)    The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Execution Date, except to the extent representations and warranties are made as of a specific date, in which case they will have been true and correct in all material respects on such date;
(c)    Delivery by Seller of an officer’s certificate from an authorized person of Seller attaching organizational documents, evidence of incumbency, and good standing, and customary resolutions authorizing or ratifying entry into this Agreement, as applicable, in form reasonably satisfactory to Buyer;
(d)    Delivery by Buyer of an officer’s certificate from an authorized person of Buyer attaching organizational documents, evidence of incumbency, and good standing, and customary resolutions authorizing or ratifying entry into this Agreement, as applicable, in form reasonably satisfactory to Seller;
(e)    Delivery by Buyer of a guaranty in favor of Seller with respect to Buyer’s obligation to pay the Purchase Price by Seller’s affiliate (the “Guaranty” and such affiliate the “Guarantor”);
(f)    Delivery to Buyer of Seller’s most recent, publicly available quarterly financial statements;
(g)    Delivery of a duly executed IRS Form W-9 of Seller;
(h)    Delivery of a duly executed IRS Form W-9 of Buyer;
(i)    Delivery of a draft Transfer Election Statement, containing, but only to the extent available as of the Execution Date, the assigned registration numbers after the Project is validly registered, and if the IRS has not yet assigned a registration number for purposes of Code section 6418, evidence of Seller having submitted an application to the IRS for such registration number;
(j)    All consents, approvals, and filings required to enter into the transaction have been obtained and completed and no proceeding has been instituted or threatened in writing by any governmental authority to prohibit consummation of the transaction;
(k)    No event has occurred that would prevent the Project from qualifying for the Tax Credits or otherwise result in the inability to transfer the Transferred Tax Credits to Buyer;
(l)    No Bankruptcy shall have occurred for Seller or Buyer or any affiliate of either;
(m)    Seller and Buyer shall each be solvent and paying their debts as they come due;
(n)    Seller has executed the “Representation Letter” as defined in the Tax Insurance, and has been added as an Additional Insured as defined in the Tax Insurance;
(o)    Buyer has received the required “minimum documentation” described in Treasury Regulations Section 1.6418-2(b)(5)(iv); and
(p)    Receipt by Buyer of a tax memo from Kirkland & Ellis, reasonably satisfactory to Buyer in all respects.

9.    Conditions Precedent to the Payment Dates. The occurrence of each Payment Date will be subject to the satisfaction of the following conditions:
(a)    The representations and warranties made by Seller in this Agreement remain true and correct in all material respects as of the Payment Date, except to the extent representations and warranties are made as of a specific date, in which case they will have been true and correct in all material respects on such date;
(b)    The representations and warranties made by Buyer in this Agreement remain true and correct in all material respects as of the Payment Date, except to the extent representations and warranties are made as of a specific date, in which case they will have been true and correct in all material respects on such date;
(c)    There are no uncured material breaches of covenants of Seller pursuant to Section 10 which have not been waived by Buyer;
(d)    There are no uncured material breaches of covenants of Buyer pursuant to Section 11 which have not been waived by Seller;
(e)    Since the Execution Date, unless the Parties have amended this Agreement in accordance with Section 14(i), there shall have been no (i) change or amendment in U.S. federal income tax statute; (ii) change in, issuance of or promulgation of any proposed, temporary or final Treasury Regulations or other applicable regulation; (iii) guidance from the IRS published in the Internal Revenue Bulletin and/or Cumulative Bulletin or other generally applicable and published guidance (including any executive order or executive action), in each case which would (A) directly limit, restrict, reduce, or disallow Tax Credits generated by the Project, or the transfer thereof to Buyer, or (B) make it illegal for Buyer to purchase or utilize the Tax Credits, in each case of clauses (A) and (B) excluding any items to the extent they affect the ability of Buyer to utilize the Tax Credits generated by the Project in an amount validly and legally transferred to Buyer in accordance with this Agreement due to Buyer having an insufficient amount of income or an insufficient tax liability in a particular taxable year, the application of passive loss rules, a minimum tax on assets or profits, the base erosion and anti-abuse tax or other restriction on Buyer’s ability to use the Tax Credits, or any other similar reason;
(f)    All consents, approvals, and filings required to consummate the transaction have been obtained and completed, including, for the avoidance of doubt, evidence of the completion of the IRS electronic pre-filing registration, and no proceeding has been instituted or threatened in writing by any governmental authority to prohibit consummation of the transaction;
(g)    Since the Execution Date, no change has occurred with respect to the Project which has an adverse effect on the validity of the Tax Credits or Seller’s ability to transfer the Tax Credits to Buyer;
(h)    No Bankruptcy shall have occurred for Seller, Buyer or Guarantor;
(i)    Seller, Buyer and Guarantor are each solvent and paying its debts as they come due;
(j)    The Guaranty is in full force and effect;

(k)    Delivery by Seller of the applicable Production Report in form satisfactory to Buyer by the applicable date set forth in Section 12;
(l)    Delivery by Seller of a Notice in accordance with Section 4;
(m)    The Tax Insurance is in effect with respect to the Transferred Tax Credits as of such Payment Date; and
(n)    Seller shall have reimbursed Buyer for the relevant fees incurred in connection with this Agreement as set forth in Section 26.
10.    Representations, Warranties and Covenants of Seller. Seller represents, warrants, and covenants to Buyer as of the Execution Date and each Payment Date, unless otherwise specified, as follows:

(a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite limited liability company power and authority to transfer the Tax Credits as contemplated by this Agreement, and to execute, deliver and perform its obligations under this Agreement;
(b)    Seller has the authority to enter into this Agreement and all documents, agreements, and certificates to be delivered pursuant hereto (collectively, the “Transaction Documents”) and to carry out the transactions contemplated hereunder and thereunder;
(c)    Seller is or will be eligible for and entitled to receive the Tax Credits, and shall transfer the Transferred Tax Credits to Buyer free and clear of all liens, claims, and similar encumbrances;
(d)    The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents have been duly authorized by all necessary action on its part and this Agreement and the Transaction Documents are valid and binding upon, and enforceable against Seller in accordance with the applicable terms hereof and thereof, subject to the effects of Bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity;
(e)    Neither the execution, delivery and performance by Seller of this Agreement, nor the consummation of the transactions by Seller contemplated hereby will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) violate or conflict with in any material respect (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any contract or other instrument or obligation that Seller is a party to or by which Seller is bound, or (iii) violate, in any material respect, any applicable law or any material license, franchise, permit or other authorization applicable to or affecting Seller or any of its assets;
(f)    No Bankruptcy has occurred with respect to Seller or any of its affiliates;
(g)    Seller has sought its own tax advice from qualified tax and financial advisors regarding the tax implications of the transactions contemplated hereunder and is responsible for paying its own costs and expenses associated with the transfer of the Transferred Tax Credits;

(h)    Except as permitted under this Agreement, Seller has not relied upon any documents, summaries, projections or other information directly or indirectly provided by Buyer regarding the tax implications of the transaction contemplated hereunder;
(i)    Seller is not a person listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury, or otherwise blocked or banned under laws, regulations or executive orders administered by the Office of Foreign Asset Control, U.S. Department of the Treasury, or under or pursuant to the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (a “Prohibited Person”), and Seller is not nor will be (i) controlled by a Prohibited Person, (ii) acting hereunder for or on behalf of a Prohibited Person, or (iii) providing material financial or technological support or other services to or in support of acts of terrorism;
(j)    Seller is a calendar year taxpayer for U.S. federal income tax purposes;
(k)    There are no pending or, to the knowledge of Seller, threatened, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting Seller or the Projects which (i) disputes the enforceability or validity of this Agreement, (ii) would reasonably be expected to materially impede the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder, or (iii) would reasonably be expected to materially impede the sale or transfer of the Tax Credits to Buyer in accordance with this Agreement;
(l)    The Tax Credits arise from and are qualified as the production and sale (within the meaning of Section 45Z(a)(4) of the Code) of “transportation fuel” (within the meaning of Section 45Z(d)(5) of the Code) to an unrelated person (within the meaning of Section 45Z(f)(3) of the Code);
(m)    Each Project is a “qualified facility” within the meaning of Section 45Z(d)(4) of the Code and Treasury Regulations Section 1.6418-1(d)(2) and was placed in service, for federal income tax purposes, prior to January 1, 2025;
(n)    The transportation fuel the production and sale of which gives rise to the Transferred Tax Credits is produced in the United States, and Seller, at the time of such transportation fuel production and sale, is a registered producer of clean fuel under Section 4101 of the Code (which registration has not been suspended or revoked), in each case within the meaning of Section 45Z(f)(1) of the Code;
(o)    The Companies are disregarded entities of Seller for federal income tax purposes, and the Seller is eligible to claim the Tax Credits on its federal income tax return;
(p)    Seller owns 100% of the limited liability company interests in each of the Companies;
(q)    The Transferred Tax Credits are “eligible credits,” as defined in Section 6418(f) of the Code and none of the Transferred Tax Credits has been carried forward or backward from another year;

(r)    Any alteration and repair of each Project will comply with the PWA Requirements to the extent required pursuant to Section 45Z(f)(6) of the Code and Treasury Regulations Section 1.45Z-3(b);
(s)    None of the Transferred Tax Credits are subject to any agreement that prevents Seller from transferring such Transferred Tax Credits to Buyer pursuant to this Agreement;
(t)    Seller is an “eligible taxpayer” for purposes of Section 6418(a);
(u)    Seller, to its knowledge, (i) is not related to Buyer for purposes of Section 267(b) or 707(b)(1) of the Code and (ii) is not treated as a single employer with Buyer under Section 52(b) of the Code and the Treasury Regulations promulgated thereunder, and Seller shall not take affirmative actions to become related to Buyer in such manner;
(v)    As of the date an applicable Transfer Election Statement is required to be filed by Buyer with the IRS, each representation of the Seller in such Transfer Election Statement is true and correct in all material respects;
(w)    Seller has not agreed to or made an election under Section 6418(a) to transfer the Transferred Tax Credits to any person other than Buyer;
(x)    No portion of the Transferred Tax Credits was transferred to Seller pursuant to Section 6418 of the Code;
(y)    Neither Seller nor any of its affiliates on behalf of Seller has made an election under Section 6417 of the Code with respect to the Transferred Tax Credits generated in the applicable year;
(z)    Neither Seller nor any of its affiliates on behalf of Seller has claimed a tax credit under Sections 45Q, 45V or 48 of the Code, or any other federal income tax credits, with respect to the Project;
(aa)    No portion of the assets of the Project has benefitted from the proceeds of any grant or rebate program that could cause a reduction in the amount of Transferred Tax Credits, and no application with respect to any such grant or rebate has been filed or submitted;
(bb)    Disregarding the Transfer Election Statement with respect to the Tax Credits, Seller would be entitled to claim such Tax Credits on its federal income tax returns in at least the amount transferred pursuant to this Agreement with respect to the relevant taxable year of the Seller; and
(cc)    Seller has and shall, to Buyer’s reasonable satisfaction, (i) establish the Emissions Rate for calculation of the Tax Credits in accordance with the most recent version of the Greenhouse Gases, Regulated Emissions, and Energy Use in Transportation model developed by Argonne National Laboratory, or any successor model as may be determined by the Secretary of the U.S. Treasury, (ii) ensure its transportation fuel that is giving rise to the Tax Credits has an Emissions Rate that is less than or equal to 50 kilograms of CO2e per mmBTU, (iii) comply with all recordkeeping, substantiation, and certification requirements set forth in applicable IRS guidance or Treasury Regulations with respect to the determination of such Emissions Rate, and (iv) comply with the PWA requirements of Section 45Z(f)(6) and (7) of the Code

(and all current and future Treasury Regulations promulgated thereunder or under Sections 45(b)(7) and (8) of the Code to the extent such are applicable to the Tax Credits) with respect to any construction, alteration or repair.

11.    Representations Warranties and Covenants of Buyer. Buyer represents, warrants, and covenants to Seller as of the Execution Date and each Payment Date as follows:
(a)    Buyer is duly organized, validly existing and in good standing under the laws of the state if its formation and has all requisite limited liability company power and authority to purchase the Tax Credits as contemplated by this Agreement, and to execute, deliver and perform its obligations under this Agreement;
(b)    Buyer has the authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereunder and thereunder;
(c)    The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary action on its part and this Agreement and the Transaction Documents to which it is a party are valid and binding upon, and enforceable against Buyer in accordance with the applicable terms hereof and thereof, subject to the effects of Bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity;
(d)    Neither the execution, delivery, and performance by Buyer of this Agreement, nor the consummation of the transactions by Buyer contemplated hereby will, in any material respect, (i) conflict with or result in any breach of any provision of the organizational documents of Buyer, (ii) violate or conflict with in any material respect (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any contract or other instrument or obligation that Buyer is a party to or by which Buyer is bound, or (iii) violate, in any material respect, any applicable law or any material license, franchise, permit or other authorization applicable to or affecting Buyer or any of its assets;
(e)    No Bankruptcy has occurred with respect to Buyer or any of its affiliates;
(f)    Buyer, to its knowledge, is not related to Seller for purposes of Section 267(b) or 707(b)(1) of the Code, and Buyer shall not take affirmative actions to become related to Seller in such manner;
(g)    Buyer is a “taxpayer” for purposes of Section 6418(a) of the Code;
(h)    Buyer is not subject to the passive loss rules or any limitation on the ability to claim Transferred Tax Credits as a result of the application of Section 469 of the Code;
(i)    Buyer is not a Prohibited Person, and Buyer is not and will not be (i) controlled by a Prohibited Person, (ii) acting hereunder for or on behalf of a Prohibited Person, or (iii) providing material financial or technological support or other services to or in support of acts of terrorism;

(j)    There are no pending or, to the knowledge of Buyer, threatened, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting Buyer which (a) disputes the enforceability or validity of this Agreement, (b) would reasonably be expected to materially impede the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder, or (c) would adversely affect the sale or transfer of the Tax Credits generally or to Buyer; and
(k)    Buyer is a calendar year taxpayer for U.S. federal income tax purposes.
12.    Production Reports.
(a)    Seller shall provide Buyer, no later than ten (10) business days after the end of each calendar quarter in the Production Year, a report setting forth, (x) the Tax Credits generated by the Project between the last day described in the prior Production Report (defined below) or, if no Production Reports have been delivered, January 1, 2025 and the end of such calendar quarter and (y) a good faith estimate of the Tax Credits generated or to be generated during the Production Year (each such report, a “Production Report”); provided that, if any Production Period does not coincide with the end of a calendar quarter, Seller shall deliver a Production Report for such Production Period concurrently with the relevant Notice, and the following Production Report shall cover the period from the date immediately after the End Date of such Notice until the earlier of the end of the relevant calendar quarter and the End Date of the following Notice.
(b)    Each Production Report shall also contain a statement, which shall include, as applicable, (i) any debit or credit associated with the true-up of estimated Tax Credit amounts from any prior Production Report and (ii) any credit associated with any 45Z Change in Law (including, for the avoidance of doubt, the publication of any proposed or final Treasury Regulations, modification of the 45ZCF-GREET model, or selection by the Secretary of the U.S. Treasury of an applicable “successor model” within the meaning of Section 45Z(b)(1)(B)(ii) of the Code) which increases the amount of Tax Credits generated by the Project for a prior Production Period (the “Production Report True-Up”). There shall also be a Production Report True-Up for all Production Periods in the Production year based on a draft report by Christianson which is to be delivered no later than February 15, 2026 and a final Production Report True-Up for all Production Periods in the Production Year based on a final report prepared by Christianson which is to be delivered no later than April 15, 2026.
(c)    The Production Report shall include reasonable supporting documentation (including but not limited to verifications of Seller’s produced inventory, contracts for the sale of production that is eligible for Tax Credits, and delivery confirmation, provided that, Seller may redact all information that is not necessary to validate the Tax Credits) with respect to the calculation of the Tax Credits generated or to be generated for the applicable Production Period for which such Production Report relates.
13.    Tax Covenants.
(a)    Seller shall complete the pre-filing registration process with respect to each “qualified facility” (as described in Code Section 45Z) with respect to the Tax Credits and cause each such facility to be registered as soon as reasonably practicable following the date on which such facility is placed in service and in the manner required by Section 6418 of the Code, Treasury Regulation Section 1.6418-4 and generally applicable published guidance published by the IRS or the Department of Treasury (as such guidance is updated from time-to-time (the “Applicable Guidance”)). With respect to the Production Year, Seller shall make a valid transfer election with respect to the Transferred Tax Credits at the time(s) and in the manner required by the Applicable Guidance.
(b)    Seller (i) shall provide the IRS with additional information, documentation or registrations required under Section 6418 of the Code and the Applicable Guidance, (ii) shall comply with any other reporting and filing requirements necessary to effectuate the transfer of the Transferred Tax Credits and (iii) shall not take any position on any federal tax return inconsistent with a transfer of the Transferred Tax Credits to Buyer.
(c)    Seller shall provide Buyer any other information or documentation as and when required by the IRS, but no later than July 1 of the year following the Production Year with respect to Transferred Tax Credits for which payment was made on an applicable Payment Date, pursuant to Section 6418(g)(1) of the Code and applicable regulations and guidance issued thereunder, including (i) an executed transfer election statement in the form of Exhibit B as described in Treasury Regulations Section 1.6418-2(b)(5) (the “Transfer Election Statement”) containing the assigned registration number after the Project is validly registered and (ii) a copy of the forms described in Treasury Regulation Section 1.6418-2(b)(3) (the “Section 6418 Forms”) and other documentation, as filed or anticipated to be filed, together with any supporting documents and additional tax-related information in the possession of Seller that Buyer may reasonably request in order to prepare its own income tax returns. To the extent Seller amends the Transfer Election Statement or any forms described in (ii) above after providing such items to Buyer, but before they are filed, Seller shall provide updated copies to Buyer, and shall in no event amend the Transfer Election Statement or the Section 6418 Forms until Seller has received approval from Buyer that Buyer has not filed the Transfer Election Statement or the Section 6418 Forms and that Seller may amend the Transfer Election Statement or the Section 6418 Forms. Buyer shall provide Seller with any information and deliver documents that are reasonably requested by Seller and that are required pursuant to Section 6418 of the Code and the Treasury Regulations and other guidance promulgated thereto, including a counter-signed Transfer Election Statement by September 15 after the end of the taxable year in which the Transferred Tax Credits described in such Transfer Election Statement were transferred.
(d)    Seller shall provide to Buyer with each Production Report an updated Schedule I (in the form included in Exhibit B) providing for the amount of Transferred Tax Credits generated and proposed to be sold to Buyer for each period set forth in Schedule I.
(e)    Seller shall timely deliver to Buyer notification and reporting relating to any excessive credit transfer under Section 6418(g)(2) of the Code.
(f)    Buyer (i) shall file its U.S. federal income tax returns consistently with the transaction described herein (including by attaching the Transfer Election Statement delivered and counter-signed pursuant to Section 13(c)), unless otherwise required by applicable law, (ii) shall comply with the reporting and filing requirements necessary to claim the Transferred Tax Credits, including properly reporting the transfer of the Transferred Tax Credits to Buyer for the applicable tax year in a manner consistent with this Agreement and including the forms necessary to effectuate the transfer of the Transferred Tax Credits with Buyer’s U.S. federal income tax return, (iii) shall execute an updated Transfer Election Statement as may be needed to correct any clerical errors in any prior Transfer Election Statement, (iv) refrain from filing its U.S. federal income tax return for any taxable year which includes the Production Year (or any portion thereof) until after Buyer pays Seller the Purchase Price for the Transferred Tax Credits for the Production Year (or such portion thereof), (v) shall not claim Transferred Tax Credits on any tax return in excess of the Transferred Tax Credits as reflected on the final executed Transfer Election Statement and the Section 6418 Forms provided by Seller to Buyer and (vi) shall comply with all applicable requirements of Section 6418 of the Code and any Treasury Regulations and other guidance promulgated thereto. Buyer will not have the option to transfer and/or assign the Transferred Tax Credits to any other party and shall not do so. Buyer shall maintain such documentation as required by Treasury Regulations Section 1.6418-2(b)(5)(v).
(g)    Buyer shall not make an election under Section 6418(a) of the Code to transfer to another taxpayer the Tax Credits purchased by Buyer hereunder.
(h)    Except for the transactions contemplated by this Agreement, Seller shall not permit or cause any direct or indirect transfer, sale, or disposition of all, or any portion of, the Transferred Tax Credits by Seller to occur.
(i)    In the event that subsequent to the Execution Date, there is a change in U.S. federal income tax law (including any authority, notices, Treasury Regulations, executive order or executive action, or other guidance) with respect to Sections 40A, 45, 45Z, 6418 or 6426 (or any successor provisions) of the Code, the Parties shall work together reasonably and in good faith to amend this Agreement, as necessary, to remain consistent with this intent and commercial agreement of the Parties set forth in this Agreement as of the Execution Date.
14.    Indemnity.
(a)    Seller does hereby indemnify, defend and hold Buyer harmless, on an after-tax basis (to the extent required below), from and against any loss, reduction or disallowance of any Transferred Tax Credits resulting from or arising out of Seller’s breach of any representation, warranty, covenant, or certification by Seller set forth in this Agreement or the other Transaction Documents, in each case, including interest and penalties imposed by the IRS on Buyer in respect thereof and, to the extent such indemnity payment is required to be recognized and taxable as income in accordance with Section 14(c), a gross up on such payments, except, in each case, to the extent a result of an Excluded Event. An “Excluded Event” means (i) any sale or disposition of the Transferred Tax Credits by Buyer or deemed sale in connection with any assignment by Buyer of its rights under this Agreement, (ii) the inability of Buyer to utilize the Transferred Tax Credits, except to the extent caused by Seller’s breach of an express representation, warranty, or covenant of Seller, as applicable, contained in this Agreement or any fraud, gross negligence or willful misconduct of Seller or any affiliate thereof, (iii) Buyer’s classification or any change in Buyer’s classification, in each case, for U.S. federal income tax purposes, (iv) fraud, gross negligence or willful misconduct of Buyer, or any affiliate thereof, or (v) a breach by Buyer of any representation, warranty or covenant in this Agreement. In no event will Seller’s indemnification obligation exceed the lesser of (i) the amount of the Transferred Tax Credits and interest and penalties imposed by the IRS on Buyer in respect thereof and (ii) 120% of the Transferred Tax Credits (in each case, increased as necessary to provide an after-tax indemnity in accordance with Section 14(c)).
(b)    This indemnity shall continue in effect and survive until sixty (60) days after the expiry of the applicable statute of limitations (as may be extended); provided, that, if written notice of an indemnification claim has been given by Buyer on or prior to the last day of the respective foregoing period, then the obligation of Seller to indemnify Buyer pursuant to this Section 14 shall survive with respect to such claim until such claim is finally resolved.
(c)    Any indemnity payment by Seller to Buyer or deduction or offset of the Purchase Price, shall be treated by the Parties for all tax purposes as an adjustment to the Purchase Price to the maximum extent permitted by the Code. Any amounts in excess of the Purchase Price shall be grossed-up and paid to Buyer on an after-tax basis. To the extent an indemnity payment made pursuant to this Section 14 was treated as an adjustment to the Purchase Price is subsequently treated by the IRS as a taxable payment to Buyer, such amount shall be grossed-up and paid to Buyer on an after-tax basis. To the extent Buyer subsequently recovers all or a part of the losses indemnified under this Section 14, Buyer shall promptly refund Seller the recovered losses on an after-tax basis; provided, that, any such refund shall not exceed the original amount paid to Buyer as an indemnity payment (on an after-tax basis) hereunder.
(d)    Notwithstanding any of the foregoing, as a condition to bringing an indemnity claim under this Section 14, the Buyer shall be obligated first to seek compensation in respect of the related loss under the Tax Insurance, in accordance with the terms thereunder and, in the event the Insurer denies coverage pursuant to article V of the Tax Insurance, Buyer shall make commercially reasonable efforts to pursue a claim against the Insurer within the provisions of article V of the Tax Insurance, and provide evidence of the ultimate denial of such claim by the Insurer.
(e)    After a denial described in Section 14(d), to the extent requested in writing by Seller, Buyer shall continue to make commercially reasonable efforts to exhaust all legal (other than appeals to the Supreme Court of the United States) and contractual remedies Buyer has against Insurer under terms of the Tax Insurance (“Remedies”). Buyer shall promptly remit to Seller any amounts received from such Insurer for which a payment (including indemnity payments and any payments made with respect to Buyer’s reasonable documented legal fees) under this Section 14 has been made. Notwithstanding anything to the contrary, Seller agrees to pay all reasonable documented legal fees that Buyer incurs in connection with its pursuit of Remedies under this Section 14(e), and Seller’s failure to pay such amounts to Buyer within 30 days after receipt of the request for such costs releases Buyer of any ongoing obligations to pursue such Remedies against the Insurer.
(f)    All claims for indemnification shall be paid by Seller in immediately available funds in U.S. dollars. Any undisputed portion of an indemnification claim shall be paid promptly by Seller to Buyer. Seller may dispute any portion of an indemnification claim, provided that payments for disputed indemnification claims shall be made promptly after final determination (that is not subject to appeal) of the amount of such claim is made by a court of competent jurisdiction (or by agreement of Seller and the Buyer).

(g)    Notwithstanding anything to the contrary herein, Buyer agrees that the only monetary relief and remedy available to Buyer under this Agreement and in connection with the transactions contemplated hereunder shall be indemnity payments from Seller as set forth above.
(h)    No person (including any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, affiliate or financing source of any of the Parties to this Agreement (each, a “Non-Recourse Person”)) other than the Parties shall be liable for the payment of any amount due hereunder or for the performance of any other obligation (including the breach of any representation or warranty or any indemnification obligation) hereunder, and the sole recourse of each indemnified Party for satisfaction of the obligations of another Party shall be against such other Party and its assets and not against any other person; provided, that nothing in this Section 14(h) shall limit or otherwise prejudice in any way the right of any Party to proceed against any person with respect to the enforcement of such Non-Recourse Person’s obligations (or the enforcement of such Non-Recourse Person’s rights) under any other agreement to which it is a party or a third party beneficiary thereof. For the avoidance of doubt, no officer or other individual representative of a Party shall have any personal liability to any indemnified Party arising out of any certificate or other document executed by such officer or other individual and delivered to another Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 14(h).
(i)    IN NO EVENT SHALL ANY PARTY OR ANY NON-RECOURSE PERSON BE LIABLE TO ANOTHER PARTY OR ANY NON-RECOURSE PERSON FOR SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING LOSS OF PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THE LIMITATION OF LIABILITY SET FORTH HEREIN SHALL NOT APPLY TO ANY CLAIM BASED ON GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD OR WITH RESPECT TO ANY SUCH DAMAGES FINALLY AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A CLAIM BY SUCH THIRD PARTY FOR WHICH AN INDEMNIFYING PARTY HAS INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, LOSSES RELATING TO TAX CREDITS ARE CONSIDERED DIRECT DAMAGES.
15.    Non-Payment of Purchase Price. In the event Buyer fails to pay all or any part of the Purchase Price with respect to any amount of Tax Credits as required by Section 4 that is not subject to dispute within thirty (30) days of the date payment was due, Seller may elect to revoke its nomination of all or any of the Tax Credits for which the Purchase Price has not been paid (“Revoked Tax Credits”). Notwithstanding anything herein to the contrary, Seller may sell any Revoked Tax Credits to persons other than Buyer and Seller shall have no obligation to execute a Transfer Election Statement showing the transfer of Revoked Tax Credits to Buyer. The rights provided in this Section 15 shall be in addition to, and not in lieu of, any rights, remedies, or recourse available in this Agreement or at law.
16.    Termination. This Agreement may be terminated at any time prior to the expiration of the Term:
(a)    By the mutual written consent of the Parties;

(b)    By Buyer by written notice to Seller if:
(i)    There has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement, and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) days of Seller’s receipt of written notice of such breach from Buyer;
(ii)    Any of the conditions set forth in Section 9 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2025, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Payment Date; or
(iii)    A Bankruptcy shall have occurred for Seller.
(c)    By Seller by written notice to Buyer if:
(i)    There has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement, and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller; or
(ii)    A Bankruptcy shall have occurred for Buyer.
(d)    In the event the Tax Credit is fully repealed by the United States Congress, in accordance with applicable law (including with the signature of the President of the United States appended to the bill repealing the Tax Credit), this Agreement terminates as of the date that the Tax Credit is no longer available.
(e)    Notwithstanding anything to herein to the contrary, termination of the Agreement shall not affect Buyer’s obligation to pay the Purchase Price with respect to Tax Credits that have been validly transferred to Buyer in accordance with this Agreement.
17.    Tax Contests. In the event of any pending tax action, inquiry, examination, audit, assessment, investigation, claim, controversy or other potential notification from or challenge by a taxing authority with respect to any party involving, or which may reasonably involve, the Transferred Tax Credits (a “Tax Contest”), such Party shall keep the other Parties fully and timely informed by written notice of such Tax Contest.
(a)    In the event of any Tax Contest of Buyer, for which Seller may be required to indemnify Buyer, Buyer shall (subject to Seller’s approval of counsel, not to be unreasonably withheld) use reasonable efforts to cause the applicable taxing authority to conduct such Tax Contest against Seller, and not against Buyer and its affiliates. To the extent that Buyer is unsuccessful in causing such Tax Contest to be conducted against Seller, Seller shall not have any right to participate in or control any Tax Contest that is between the IRS and Buyer; provided, that, Buyer shall comply with the following:

(i)    Buyer shall notify Seller promptly (A) of any written communication from the IRS that disallows or proposes to disallow all or part of the Transferred Tax Credits, or of any purported excessive credit transfer and (B) following any assertion by the IRS during an audit of Buyer which would give Buyer reason to believe that the IRS might propose to disallow all or part of the Transferred Tax Credits or to impose a tax on an excessive credit transfer, in each case on grounds that may require Seller to indemnify Buyer under this Agreement (each of the items referred to in clause (1) or (2), a “Tax Claim”);
(ii)    If the IRS permits such Tax Claim to be severed from unrelated matters, then to the extent not prohibited by the IRS, Seller shall have the right to (A) be provided correspondence, within a commercially reasonable amount of time, related to the Tax Claim to or from the IRS (with unrelated information and any Confidential Information (as defined below) redacted, as determined in Buyer’s sole discretion exercised in good faith), and (B) be provided drafts of all proposed material written submissions to the IRS relating to a Tax Claim (with unrelated information and any Confidential Information redacted, as determined in Buyer’s sole discretion exercised in good faith), within a commercially reasonable amount of time, considering response deadlines, to allow Seller the opportunity to review and comment on such submissions, which shall be returned to Buyer within a commercially reasonable amount of time, considering response deadlines. Buyer shall consider Seller’s comments to submissions in good faith and consult with Seller to the extent of any disagreement regarding the includability of such comments, but, for the avoidance of doubt, Buyer shall not be obligated to incorporate Seller’s comments into final submissions;
(iii)    If the IRS does not permit such Tax Claim to be severed from unrelated matters, then Seller shall have no right to participate in or control such Tax Claim, but Buyer shall keep Seller reasonably informed of any developments in such Tax Claim; provided that, subject to the requirements of the Tax Insurance, Buyer may not settle any claim, adjustment or adverse decision for which Seller would be obligated to indemnify the Buyer without Seller’s written consent, such consent not the be unreasonably withheld, conditioned or delayed, unless Buyer waives its indemnification claim hereunder in writing; and
(iv)    Notwithstanding the fact that Seller has agreed to indemnify Buyer, to the extent it is determined that a loss or disallowance is a direct result of an Excluded Event (as defined in Section 14 of this Agreement), Seller shall have no indemnity obligation to Buyer.
(b)    In the event of any Tax Contest of Seller, Seller will conduct the defense of the audit, and any subsequent contest of IRS claims for which Seller would have to indemnify Buyer, at Seller’s expense. Buyer shall have no right to participate in or control any Tax Contest that is between the IRS and Seller, or the IRS and Seller, as applicable; provided that Seller may not settle any claim, adjustment or adverse decision in a manner that would adversely impact Buyer without Buyer’s written consent, such consent not the be unreasonably withheld, conditioned or delayed, unless (i) Seller fully indemnifies Buyer for such loss of coverage or (ii) Buyer is not entitled to indemnification for such loss on account of an Excluded Event.

(c)    Buyer and Seller shall comply with all aspects of the Tax Insurance, including, for the avoidance of doubt, carrying out such actions required under the Tax Insurance that are inconsistent with, or are not expressly set forth in this Section 17.
18.    Notice. All notices, requests, claims, demands, and other communications provided for or permitted hereunder shall be in writing and shall be delivered (a) by hand delivery, (b) through the United States mail, postage prepaid, certified, return receipt requested, (c) through or by nationally recognized overnight delivery service, or (d) by electronic mail, in each case addressed to the Parties as follows: All such notices and communications shall be effective when received at the relevant address.

If to Seller:    Green Plains Inc.
Attention: Michelle Mapes
Email: XXXXXXXXXXX

With a copy to:

Vinson & Elkins
Attention: Jenny Speck
Email: XXXXXXXXXXX

If to Buyer:    Freepoint Commodities C LLC

Attention: Connor Nix
Email: XXXXXXXXXX

With a copy to:

Kirkland & Ellis
Attention: Sam Kamyans
Email: XXXXXXXXXXX

19.    Confidentiality; Announcements; and External Communications.
(a)    The Parties acknowledge that the Parties and their respective affiliates shall receive information (each, a “Receiving Party”) regarding the other Parties, the Transferred Tax Credits, and the Project from other Parties (each disclosing Party, a “Disclosing Party”) in the nature of trade secrets or that otherwise is confidential information or proprietary information (as further defined below in this Section 19, “Confidential Information”), the release of which would be damaging to such Disclosing Party or persons with which such Disclosing Party conducts business. Each Receiving Party shall hold in strict confidence any Confidential Information that such Receiving Party receives, and each Receiving Party shall not, and each Receiving Party agrees not to, disclose such Confidential Information to any person or otherwise use such information for any purpose other than to evaluate and analyze the transactions contemplated in this Agreement and to perform its obligations under this Agreement. The Receiving Party shall not disclose any such Confidential Information to any person or entity, except (i) to comply with any applicable laws (including applicable stock exchange or quotation system requirements), a valid order issued by a court, or as requested by regulatory authorities having jurisdiction over the Disclosing Party; provided, that, a Receiving Party, to the extent legally permitted, must notify a Disclosing Party promptly of any disclosure of Confidential Information which is required by applicable law or a governmental authority, and any such disclosure of Confidential Information shall be to the minimum extent required by applicable law, or (ii)(A) to affiliates, and to the Receiving Party’s and such affiliates’ partners, directors, officers, employees, agents, representatives, consultants, attorneys, or other professional advisers for the purposes of evaluating, analyzing or to keep apprised of the transactions contemplated by this Agreement and performing obligations under this Agreement (provided, that, such person is advised of the confidential nature of the Confidential Information and the Receiving Party shall be responsible for any breach of this Section 19 caused by any of the foregoing persons), (B) to stockholders, investors, potential investors, or lenders (or potential lenders), (C) in connection with any proposed disposition of all or part, directly or indirectly, of a membership interest of a Receiving Party or the proposed sale of all or substantially all of a Receiving Party or its direct or indirect parent(s) and (D) to the extent the Disclosing Party shall have consented to such disclosure in writing (provided, that, such person agrees to maintain the confidentiality of such information on terms similar to this Section 19). “Confidential Information” shall not include: (iii) information that a Receiving Party also has received from a source independent of the Disclosing Party and that such Receiving Party reasonably believes such source obtained without breach of any obligation of confidentiality to the Disclosing Party, (iv) information that has been or becomes independently developed by a Receiving Party or its affiliates or on their behalf without using any of the Confidential Information, or (v) information that is or becomes generally available to the public (other than as a result of a prohibited disclosure by such Receiving Party or their representatives). Each Receiving Party agrees that breach of the provisions of this Section 19 by such Receiving Party would cause irreparable injury to the Disclosing Party for which monetary damages (or other remedy at applicable law) would be inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Receiving Party to comply with such provisions and (ii) the uniqueness of such Disclosing Party’s business and the confidential nature of the Confidential Information. Accordingly, each Receiving Party agrees that the provisions of this Section 19 may be enforced by the Disclosing Party by temporary or permanent injunction (without the need to post bond or other security therefor), specific performance or other equitable remedy and by any other rights or remedies that may be available at law or in equity. The term “Confidential Information” shall include any information pertaining to a Disclosing Party’s business which is not available to the public, whether written, oral, electronic, visual form or in any other media, including, without limitation, such information that is proprietary, confidential or concerning the Disclosing Party, including Seller’s ownership of the Project, including any actual or proposed operations or strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records. This Section 19 is intended to be consistent with this Agreement and the transactions contemplated hereunder not being considered “reportable transactions” as a result of this Agreement and the transactions contemplated hereunder being transactions offered to a taxpayer under conditions of confidentiality within the meaning of Sections 6011, 6111 and 6112 of the Code (or any successor provision) and the Treasury Regulations thereunder (as clarified by Notice

2004-80 and Notice 2005-22) and shall be construed in a manner consistent with such intention.
(b)    No Party may use the name, brands or logos of the other Parties in any marketing or other material, unless such material has been reviewed and approved by the other Parties in writing.
20.    Governing Law; Venue; Waiver of Jury Trial. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed, interpreted and enforced in all respects in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof. Any action or proceeding (whether based on contract, tort or otherwise) between the Parties seeking to enforce any provision of, or arising out of, relating to or in connection with, this Agreement or the transactions contemplated hereunder shall be brought and determined exclusively in any federal or state court in the Borough of Manhattan, City of New York, State of New York, to whose jurisdiction the Parties hereby submit. In any such proceeding the Parties waive any objection to forum including, without limitation, any objection based on lack of personal jurisdiction, improper venue, inconvenient forum, or any right to jurisdiction on account of the place of residence or domicile of either Party. EACH PARTY KNOWINGLY, INTENTIONALLY, IRREVOCABLE AND UNCONDITIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDINGS RELATING TO, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT.
21.    Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, and any representation, inducement, promise, or agreement between the Parties with respect to the subject matter of this Agreement that is not embodied herein shall be null and void and of no further force or effect.
22.    Assignment. Except for collateral assignments, no Party may assign this Agreement without the prior written consent of the other Parties.
23.    Amendment. This Agreement may not be modified, amended, or otherwise altered except by written agreement executed by Buyer and Seller.
24.    Counterparts and Electronic Signatures. This Agreement and any amendments hereof may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Agreement and any amendments may be signed by facsimile transmission, PDF or other electronic signature and any such signature shall be deemed an original.
25.    Time is of the Essence. Time is of the essence with respect to all of the terms of this Agreement.
26.    Expenses.
(a)    Each of Buyer, on the one hand, and Seller on the other hand shall be responsible for its own legal fees and costs of consultants and professional advisors, including accountants; provided, that, Seller shall reimburse Buyer for its documented and reasonable legal fees incurred in connection with the transaction in a manner mutually agreed upon between the Parties; provided, further, that, Seller shall not be responsible for the reimbursement of such costs of Buyer in excess of two hundred fifty thousand dollars $275,000.

(b)    Vinson & Elkins LLP is acting as a legal advisor to Seller in connection with the transactions contemplated by this Agreement. Seller acknowledges that Seller, and not Buyer, shall be solely responsible for any fees payable to Vinson & Elkins LLP in connection with the transactions contemplated by this Agreement.
27.    Specific Performance. Each of the Parties confirms that damages at law may be an inadequate remedy for breach or threat of breach of any provisions hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to limit or affect any rights at law or by statute or otherwise of any Party aggrieved as against the other Party for a breach or threat of breach of any provision hereof, it being the intention by this paragraph to make clear that under this Agreement the respective rights and obligations of the Parties shall be enforceable in equity as well as at law or otherwise.
[COUNTERPART SIGNATURE PAGES TO FOLLOW.]

COUNTERPART SIGNATURE PAGE
TAX CREDIT PURCHASE AGREEMENT
IN WITNESS WHEREOF, the undersigned has executed this counterpart signature page to this Agreement as of the day and year first above written. The undersigned by its signature hereby agrees to be bound by the terms and conditions of this Agreement and this counterpart signature page.

SELLER:

                        GREEN PLAINS INC.,
                    an Iowa corporation

By:    /s/ Chris Osowski
    Name: Chris Osowski
    Title: Chief Executive Officer

COUNTERPART SIGNATURE PAGE
TAX CREDIT PURCHASE AGREEMENT
IN WITNESS WHEREOF, the undersigned has executed this counterpart signature page to this Agreement as of the day and year first above written. The undersigned by its signature hereby agrees to be bound by the terms and conditions of this Agreement and this counterpart signature page.

BUYER:

FREEPOINT COMMODITIES C LLC
a Delaware limited liability company

By:    /s/ Wendy Lewis
    Name: Wendy Lewis
    Title: Managing Director